AGREEMENT



        This agreement, hereinafter referred to as the "Agreement", made and entered into this first day of December, 2000, by and between the company International Institute of Oceanographic Exploration, a Limited Liability Company, hereinafter referred to as "IIOE", which office is based on 325 Waterfront Drive, Omar Hodge Building, Wickhams Cay, Tortola, British Virgin Islands and the company RMS Titanic, Inc., a public company, hereinafter referred to as "RMST", which office is based on Suite 1225, 3340 Peachtree Road NE, Atlanta, Georgia 30326, United States of America.

WHEREAS, IIOE and the East Sepik Provincial Government, hereafter referred to as "ESPG" have entered into an agreement, hereinafter referred to as the "ESPG Agreement" on February 9, 1995.

WHEREAS, IIOE and the Government of Papua New Guinea, hereinafter referred to as "PNG" have entered into an operating agreement, hereinafter referred to as the "Operating Agreement", on February 15, 1999.

WHEREAS,  the ESPG Agreement and the Operating Agreement grant to IIOE for a ten
(10) year period, as of February 15, 1999, the exclusive right to conduct Marine Survey Operations, hereby defined as the transitory electronic and visual investigation of the seabed and waters of ESPG to search for and recover wrecks and their contents.

NOW, THEREFORE, in consideration of the promises and of the provisions hereof, IIOE and RMST agree to the following terms of the Agreement.


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1.        Obligations of RMST
          -------------------

        a. RMST agrees to fully finance all Marine Survey Operations and will supply all necessary personnel and fulfill all of the obligations of IIOE.


        b. Such Marine Survey Operations are to be conducted beginning in November , 2000 in the Sepik Province territorial waters of Papua New Guinea, within the terms and conditions defined in the ESPG Agreement and in the Operating Agreement, which agreements and their appendices and all related documents are fully known by RMST and are attached hereto as Appendix 1.

        c. The financing, as described under article 1.1. above, will be of an amount up to US$ 250,000. A portion of this amount estimated to US$ 80,000 has already been transferred to a specific bank account which coordinates have been given to RMST.

        d. Such amount of US$ 250,000 is to finance exclusively the discovery operations as defined under article 2.b.1.hereinafter. Notwithstanding, RMST irrevocably commits to complete all phases of the recovery expedition and to fully finance same. All payments will be made on a timely basis.

2.       Obligations of IIOE
         -------------------

        a. Upon receipt of the first financing or portion of it from RMST as described under article 1.1. above, IIOE will, without delay, commence in the Sepik waters of Papua New Guinea the discovery expedition.

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        b.      IIOE is obligated to organize the  discovery  expedition  in the following manner:



                i. The discovery expedition will set out with the necessary research vessel(s), side scan sonar, and other equipment and crew, to systematically map and meticulously search the ocean floor.

                ii. When the identification of targets has been accomplished, the crew will deploy necessary equipment to visually and photographically inspect the vessel(s) and make the determination if it is the correct target, and, if so, inspect the conditions of same.

                iii. When the location is determined and the target(s) are inspected, the recovery phase of the contents of the wrecks shall begin.


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3.       Share of proceeds
         -----------------

        c. IIOE reiterates to RMST that it shall receive an undivided share of 50% (fifty percent) out of the contents recovered from the wrecks to be salvaged under the terms of the ESPG Agreement and of the Operating Agreement, less 6% (six percent) to be paid to other third parties.

        d. RMST shall have an undivided share of 22% (twenty-two percent) to be taken within the undivided share of 44% (forty-four percent) which belongs to IIOE.



        e. All financing provided by RMST under the Agreement and all subsequent agreements will be fully recoupable by RMST prior to distribution of proceeds. IIOE and Marubada Ltd (a Papua New Guinea company organized for the purpose of the ESPG Agreement and of the Operating Agreement) expenses shall also be recouped before proceeds are distributed. RMST is hereby granted the right to audit all of the applicable books and records of IIOE in accordance with the general principles of accounting.

4.       Duration
         --------


        The term of this Agreement is eighteen months.


5.       Governing law and jurisdiction
         ------------------------------


        a. The Agreement is governed by the laws of the State of Georgia, United States of America.

        b. Any dispute arising in connection with the Agreement shall be settled by an ad-hoc arbitration Committee composed of three arbitrators. Each party has the right to appoint one arbitrator and the third arbitrator will be appointed by mutual approval of the parties. The language of arbitration shall be English.

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RMS Titanic, Inc.                     Institute of International Oceanographic
                                       Exploration

By:                                   By:
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